Exhibit 21.1

Subsidiaries of the Registrant

Name	Jurisdiction
Inergy, L.P.	Delaware
Inergy Canada Company	Nova Scotia
Inergy GP, LLC	Delaware
Inergy Partners, LLC	Delaware
Inergy Propane, LLC	Delaware
Inergy Sales & Service, Inc.	Delaware
Inergy Transportation, LLC	Delaware
IPCH Acquisition Corp.	Delaware
L & L Transportation, LLC	Delaware
New Inergy Propane, LLC	Delaware
Stellar Propane Service, LLC	Delaware
Inergy Finance Corp.	Delaware
Inergy Acquisition Company, LLC	Delaware
Wilson Oil Company of Johnston County, Inc.	North Carolina
Rolesville Gas and Oil Company, Inc.	North Carolina